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                                                     Exhibit (11)

                          AMERICOLD CORPORATION
                    STATEMENT REGARDING COMPUTATION OF
                           PER SHARE EARNINGS
                  (In thousands, except per share data)

                                   Three months    Three months
                                     ended the       ended the
                                    last day of     last day of
                                     May 1996        May 1997
                                   -------------    -------------
                                   (Unaudited)      (Unaudited)


Net loss                            $  (2,336)       $  (1,632)

Less:  total accrued
 preferred dividend

(52.936 shares x 13.50% x 3/12 yr)       (179)               -
(52.936 shares x 13.00% x 3/12 yr)          -             (172)
                                     --------         --------
Net loss for per
 share calculation                $    (2,515)       $  (1,804)
                                    =========         ========
Weighted average number
 of shares outstanding                  4,931            4,997
                                    =========         ========

Net loss per share                $     (0.51)       $   (0.36)
                                    =========         ========